Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into by and among Big Horn Oil LLC, a Texas limited liability company (“Buyer”), Energytec, Inc., a Nevada corporation (“Energytec”), and Big Horn Ventures, Inc., a Wyoming corporation (“BHV”) and a wholly owned subsidiary of Energytec (Energytec and BHV are sometimes collectively referred to herein as “Seller”). Seller and Buyer are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

Energytec is the originator and bonded operator of an oil and gas project known as the Wyoming Thermal Recovery Project/Big Horn Oil Field (the “Big Horn Project”) consisting of approximately 46,772 acres in Big Horn County, Wyoming and two oil wells drilled and completed on portions of said acreage; and

Seller owns certain working interests in the name of Energytec and in the name of BHV, and additional working interests which are held in the name of Stone and Wolf and which interests were recently acquired by Energytec but not yet transferred into the name of Energytec (the property interests of of the Big Horn Project are identified in Exhibit “A” hereto; and

In connection with originating and operating the Big Horn Project, Energytec owns the Data, as defined hereinafter, which it desires to sell to Buyer, and which Buyer desires to purchase from Seller, pursuant to the terms of this Agreement; and

In connection with the working interests of the Big Horn Project, Seller owns 44% of the working interests, as hereinafter defined, and Seller has the exclusive right to negotiate the terms of sale to Buyer of the remaining 56% of the working interests (the “56% WI”) owned by various third parties, as hereinafter defined, and 15.25% of certain overriding royalty interests (the “ORR”) of various third parties as set forth in Exhibit “B” hereto (such third parties who execute and deliver a written ratification of this Agreement prior to Closing are herein collectively referred to as the “Third Party Owners”); and

Seller desires to tender and convey to Buyer all of the foregoing working interests and overriding royalty interests, and Buyer desires to purchase such interests and related assets from Seller and the Third Party Owners, pursuant to the terms of this Agreement; and

Seller and Buyer have heretofore entered into that certain Letter of Intent dated August 1, 2006 (the “Letter of Intent”), and confirm and agree that the Letter of Intent is hereby superseded by this Agreement; and

The purpose of this Agreement is to set forth the undertakings and agreements of the Parties as herein set forth.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other value received, Seller and Buyer contract and agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following expressions and terms shall have the meanings below set forth:

“Affiliate” shall mean, when used with respect to any Party, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Party, or (b) which beneficially owns or holds more than 50% of any class of voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of equity interest) of such Party, or (c) more than 50% of any class of whose voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of whose equity interest) is beneficially owned or held by such Party and its Affiliates. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting stock or any equity interest, by contract or otherwise. It is understood that BHV is an Affiliate of Energytec.

“Allocated Value” shall mean the amounts set forth on Exhibit “C” hereto under the column “Allocated Value” for each of same.

“Applicable Contracts” shall mean all of the instruments and agreements that pertain to the Assets and all contractually binding arrangements to which the Assets may be subject and which will be binding on the Assets or Buyer after the Closing, including, without limitation, the Outstanding Contracts and Assignments, surface leases, easements and rights-of-way, pooling declarations, pooling and unitization agreements, joint operating agreements, division orders, transfer orders, assignments, conveyances, farmout agreements, and other similar contracts, agreements, and rights owned by Seller, but specifically excluding the Leases.

“Assignments” shall mean the Assignments and Assignments and Bills of Sale from Seller to Buyer attached as Exhibit “D” hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a holiday on which banks in the State of Texas generally are closed.

“Capital Expenditure(s)” shall mean all costs and expenses which are considered to be capital expenditures under the Code.

“Casualty” shall mean, with respect to any of the Assets, any loss or destruction by fire, explosion, accident, earthquake, act of the public enemy, act of God, or other similar casualty event.

“Closing Date” shall mean Wednesday, November 15, 2006, at 10:00 A.M. Central Standard Time or on such other earlier date and time that Buyer and Seller may hereafter mutually agree in writing.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Data” means (a) all files, records, reports, logs, core analysis, engineering reports, Geologist reports, technical reports, leases records, correspondence with the Bureau of Land Management (the “BLM”) and the state of Wyoming Oil and Gas Conservation Commission, (b) market analyses, operating plans, equipment inventories and any other written records pertaining to the Big Horn Project, (c) copy of all Leases and a schedule of the delay rentals applicable thereto, (d) all title opinions, lease and land files, filings with and reports to regulatory authorities or agencies, gas and sales contract files, division order files, surveys, all processed tapes, field tapes, other tapes and support data, files, films, microfilms, mylar, black liner, sections, shot point base maps, x-y coordinates and derivatives related to such surveys and any copies of same, and (e) all other books, files and records to the extent that they are directly related to the Properties, and the transfer thereof is not prohibited by existing contractual obligations set forth in any of the Outstanding Contracts and Assignments.

“Defensible Title” shall mean, as to the Purchased Percentage of the particular Property, such good and defensible, record title that: (a) entitles Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property in Exhibit “F” hereto, (b) obligates Seller to bear the costs and expenses attributable to the maintenance, development and operation of such Property in an amount not greater than the applicable Working Interest or Working Interests specified for such Property in Exhibit “E” hereto (unless there is a corresponding increase in the net revenue interest attributable thereto), and (c) except for Permitted Encumbrances, is free and clear of all Encumbrances.

“Effective Time” shall mean at 7:00 p.m., Central Standard Time on the Closing Date.

“Encumbrance” shall mean any lien, security interest, pledge, charge, encumbrance, claim or Property Defect, except for any Permitted Encumbrance as defined herein.

“Lease Operating Expense(s)” shall mean all expenditures of funds in connection with the Leases which are deductible under the Code, except those expenditures which are Capital Expenditures.

“Leases” shall mean those oil, gas and mineral leases enumerated in Exhibit “A” hereto.

“Liabilities” shall mean any and all payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses paid or incurred, including any legal or other expenses reasonably incurred in connection therewith.

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other hydrocarbons produced and saved from or attributable to a Property Subdivision.

“Operator” shall mean the person or entity named in any applicable joint operating agreement and/or field wide operating agreement as Operator and/or designated as Operator of any of the Leases on applicable filings made with the state regulatory agency having jurisdiction over operation of, and production from, the Leases.

“Outstanding Contracts and Assignments” shall mean all of the contracts, agreements, assignments and other instruments listed on Exhibit “F” hereto.

“Overriding Royalty Interest” shall mean a non-operating, non-expense-bearing overriding royalty interest in the nature of an interest in real property, free of all cost, risk and expense of production and operations and delivery including all drilling, developing, and operating costs and expenses.

“Permits” shall mean all licenses, permits, certificates, orders, approvals and authorizations of governmental authorities necessary to own and operate the Assets.

“Permitted Encumbrances” shall mean:

(a) Oil, gas and/or mineral leases, division orders, transfer orders, farmout agreements, and sales contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens, to the extent such leases, agreements, contracts and other instruments which do not decrease any of Seller’s Net Revenue Interests, or increase any of Seller’s Working Interests, as set forth for any Properties and described in Exhibit “E” hereto; and

(b) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (i) waivers or consents acceptable to Buyer are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights; provided, further, such preferential rights to purchase shall not continue to encumber the Assets after Closing or continue to burden the interests retained by Seller in the Properties after Closing; and

(c) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business; and

(d) Such Property Defects as Buyer may have waived in writing; and

(e) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights affecting the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment; provided the same do not materially impair or interfere with the rights to be held by Buyer (including the right to conduct geophysical or other operations) or materially reduce the value of the portion of the Assets burdened thereby; and

(f) The terms and provisions of all of the Outstanding Contracts and Assignments.

“Person” shall mean any individual, firm, corporation, limited liability company, trust, partnership, joint venture, unincorporated organization, governmental authority, or other entity or organization.

“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the past, present or future sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof, or any agreement to sell, assign or encumber same, by Seller or any Affiliate, or (b) the execution or delivery of this Agreement or any Assignment pursuant to this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Property Subdivision” shall mean each well location, well, well completion, multiple well completion, unit, Lease or other subdivision of Properties in Exhibit “G” hereto. The Property Subdivision with respect to any well, well location, well completion, or multiple well completion of those Properties in Exhibit “G” hereto shall include the spacing unit for such well, well location, well completion or multiple well completion.

“Taxes” shall mean all federal, state and local taxes or similar assessments or fees, together with all interests, fines, penalties and additions thereto.

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

1.2 Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

1.3 References, Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as appropriate, unless otherwise indicated. All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The word “including” means “including without limitation”.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, or to cause to be sold and conveyed to Buyer, and Buyer agrees to purchase from Seller and from Third Party Owners, and pay for, effective as of the Effective Time, all of the Data, all of the interests of Seller and the Third Party Owners (such interests are hereinafter collectively referred to as the “Purchased Percentage”) in and to all of the following rights, interests, and properties (the Purchased Percentage in such rights, interests and properties, subject to the Permitted Encumbrances, being herein collectively referred to as the “Assets”):

(a) All of (i) the Working Interests and Overriding Royalty Interests described in Exhibit “E” hereto, (ii) any other non-royalty or overriding royalty interests of Seller and the Third Party Owners in production and/or revenue in and attributable to the Leases and related contractual rights and associated personal property and equipment, including all wells (whether producing, non-producing, shut-in and properly plugged and abandoned wells, inactive or temporarily abandoned wells, salt water disposal wells, injection wells and/or water wells) associated therewith and situated thereon. It is the Parties’ intention that all of Seller’s specified interests in the oil and gas field areas covered by the Leases, including all of Seller’s interests in any and all other contract rights, facilities or other properties necessary for the continued operation of the Properties, be included herein whether or not such interests are specifically enumerated in the Exhibits attached hereto and the related rights to the production of oil, gas and other minerals or the proceeds therefrom or the value thereof, together with any and all other related rights, titles, and interests of Seller in and to all rights of ingress and egress and any and all pooled and/or unitized units and rights and interests therein are derived from, royalty interests, overriding royalty interests, production payments, net profits interests, and mineral fee interests (all of such rights and interests being herein referred to as the “Properties”).

(b) All rights, titles and interests of Seller in and to the Leases.

(c) All rights, titles and interests of Seller in and to all other rights, privileges, benefits and powers conferred upon the owner of the Properties.

(d) All rights, titles, and interests of Seller in and to all of the permits, licenses, servitudes, easements, rights-of-way, orders, farmout agreements, pooling agreements, unitization agreements, and other contracts, agreements, and rights owned by Seller, in whole or in part, to the extent that they are appurtenant to or affect the Properties or are used or held for use in connection with the ownership thereof.

(e) All rights, titles, and interests of Seller in and to all contract rights, intangible rights, inchoate rights, choses in action, rights under warranties made by prior owners and other third parties, and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing items accrue or are attributable to the Properties.

(f) All rights, titles, and interests of Seller in and to all facilities, buildings, improvements, fixtures, inventory, gathering lines, flow lines, injection lines, salt water disposal systems, and pipelines and appurtenances located on the real property, or which are subservient to, the Properties.

(g) All rights, titles, and interests of Seller in and to all surface and down-hole equipment, fixtures, inventory and personal property associated with producing, non-producing, shut-in and properly plugged and abandoned wells, inactive and temporarily abandoned wells, salt water disposal wells, injection wells and water wells located on the Properties.

(h) All rights, titles, and interests of Seller in and to the Data and all licenses and permits to use and/or obtain any seismic and/or geophysical data and information relating to the Properties including but not limited to the geophysical data described in Exhibit “H”.

(i) Subject to Seller’s ability to do so under licenses and similar agreements, all rights, titles, and interests of Seller in and to all information and data in any way relating or appurtenant to the Properties including, but not limited to, plans, specifications, reports, maps, drawings, seismic data, seismic analysis, operating records, design rights, business prospects, software, well logs, contract documents, financial data and other information whether in written or electronic form relating to the historical, current and planned business activities of Seller with respect to the Assets.

(j) All rights, titles and interests of Seller in and to all oil, gas and other hydrocarbons or the proceeds from the sale produced from or attributable to the Assets with respect to all periods subsequent to the Effective Time of such oil, gas and other hydrocarbons.

(k) All rights, titles and interests of Seller in and to all oil, condensate or natural gas wells located on the Properties, whether producing, operating, shut-in, temporarily abandoned, abandoned, and standing or otherwise, including, without limitation, the wells listed on Exhibit “A” hereto.

(l) All rights, titles and interests of Seller in and to all severed crude oil, natural gas, casing head gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Properties and either (a) in storage tanks on the Effective Date, or (b) sold on or after the Effective Date (the “Substances”).

(m) All rights, titles and interests of Seller in and to all platforms, wellhead equipment, gathering systems and lines, flow lines and other fixtures or physical facilities and equipment of every type and description located on the Properties or use solely in connection with the operation thereof.

(n) All rights, titles and interests of Seller in and to all contracts, agreements and arrangement that directly related to the Properties and the production, storage, treatments, transportation, processing, purchase, sales, disposal or other disposition of substances there from and any and all amendments, ratifications or extensions of the Applicable Contracts.

(o) All rights, titles and interests of Seller in and to all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof.

2.2 Ownership of the Assets. Subject to the provisions hereof, Seller and Third Party Owners shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds or value of production, and other proceeds) and shall remain subject to the duties and obligations of such ownership, in each case attributable to the Properties for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Seller and Third Party Owners shall be entitled to all Excluded Assets, in the proportions listed below, and shall be subject to the duties and obligations of such ownership, in each case attributable to the Excluded Assets for the period of time from and after the Effective Time. Excluded Assets means (a) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code) attributable to the Properties with respect to any period of time prior to the Effective Time, (b) all claims and causes of action of Seller and Third Party Owners (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) with respect to any of the Excluded Assets, (c) all rights and interests of Seller and Third Party Owners (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (d) all substances produced from the Properties with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances, (e) all claims of Seller and Third Party Owners for refunds of or any loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income of franchise taxes, or (iii) any taxes attributable to the Excluded Assets, (f) all amounts due or payable to Seller and Third Party Owners as adjustments to insurance premiums related to Properties with respect to any period prior to the Effective Time, (g) all oil and/or condensate produced and in the tanks prior to the Effective Time, (h) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) all Properties for any period prior to the Effective Time, or (ii) any Excluded Assets, (i) all data which cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller as identified in Exhibit “H” to this Agreement.

ARTICLE 3.

PURCHASE PRICE

3.1 Purchase Price. The purchase price (the “Data Purchase Price”) for the Data is Twenty Million Dollars ($20,000,000) and the purchase price for the Assets, except for the Data (the “Properties Purchase Price”) is Eighty Million and Dollars ($80,000,000). The Data Purchase Price and the Properties Purchase Price are hereinafter sometimes referred to collectively as the “Total Purchase Price”. The recipients of the Data Purchase Price and the Properties Purchase Price are as set forth in Schedule 3.1 to this Agreement.

The Parties agree the Properties Purchase Price shall be adjusted (a) at Closing, with such adjustments to be reflected in the Preliminary Settlement Statement to be delivered at Closing, and (b) within the time prescribed in Section 9.1 below, with such adjustments to be reflected in the Final Settlement Statement (the Properties Purchase Price as adjusted is herein sometimes refrrred to as the “Adjusted Properties Purchase Price”. Any such adjustment made to the Properties Purchase Price shall be made in conformity with Section 3.2 below. The Data Purchase Price and the Adjusted Properties Purchase Price (which two prices, when added together, are hereinafter sometimes referred to as the “Adjusted Total Purchase Price) set forth in the Preliminary Settlement Statement shall be paid at Closing in cash or by direct bank or wire transfer in same day funds. Buyer shall have discharged its obligation to Seller concerning the payment of the Adjusted Total Purchase Price upon its disbursement thereof to Seller in accordance with instructions set forth in the Preliminary Settlement Statement, and Buyer shall have no obligation or liability concerning the further distribution of the Adjusted Total Purchase Price beyond Seller.

The Parties further agree and understand that payment of the full amount of the Data Purchase Price is subject to the following conditions: (i) Buyer shall not be obligated to delver full amount of the Data Purchase Price to Seller at the time of Closing unless and until Buyer receives title to all of the 56% WI and of the ORR involved, (ii) if and to the extent that Buyer does not receive at Closing title to all of the 56% WI and of the ORR involved, at the time of Closing, a portion of the Data Purchase Price (as herein determined) shall be deposited with LaSalle Bank

National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois (the “Escrow Agent”) pursuant to an Escrow Agreement in the form as attached hereto as Schedule 3.1A, (iii) the portion of the Data Purchase Price to be placed into escrow with the Escrow Agent (the “Escrow Amount”) shall be a percentage amount of the Data Purchase Price as shall be equal to the percentage amount of the 56% WI and the ORR not acquired by Buyer at Closing based upon the allocation schedule included as part of Exhibit “C” hereto (for example: if the Properties Purchase Price for the entire amount of the 56% WI and of the ORR involved equals $50,000,000, and if only $25,000,000 thereof is actually payable to Third Party Owners at Closing, then and in such event the percentage amount of the Data Purchase Price to be placed into escrow with the Escrow Agent shall be fifty percent (50%), and thus the Escrow Amount would be $10,0000,000; 50% of $20,000,0000), (iv) if and to the extent that Buyer succeeds in purchasing, subsequent to Closing, any of 56% WI or ORR involved, the premium paid to the owners of the 56% WI or ORR purchased [the premium is the amount in excess of the portion of the Properties Purchase Price herein allocated to the Assets (except for the Data) being purchased] shall be deducted from the Escrow Amount and shall be promptly paid by the Escrow Agent to Buyer, and (v) at such time as Buyer acquires title to all of the 56% WI and ORR involved, the balance of the Escrow Amount shall then be promptly paid by the Escrow Agent to Seller.

3.2 Adjustments to Properties Purchase Price. The Properties Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Properties Purchase Price”:

(a)	The Properties Purchase Price shall be adjusted upward by the following:

(i) The amount of all Lease Operating Expenses and Capital Expenditures attributable to the Assets (except for the Data) incurred and actually paid by or on behalf of Seller and Third Party Owners and that are, in accordance with generally accepted accounting principles, attributable to the period from the Effective Time to the Closing Date, including without limitation, ad valorem, property, excise, severance and production taxes and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Assets (except for the Data), the production of hydrocarbons, or the receipt of proceeds therefrom, as agreed and verified by Buyer.

(ii) Any other amount attributable to the Assets (except for the Data) that is provided for elsewhere in this Agreement to be treated as an upward adjustment to the Properties Purchase Price or otherwise mutually agreed upon in writing by Seller and Buyer.

Notwithstanding anything in subsection (a)(ii) to the contrary, Seller and Third Party Owners shall not make any single expenditure attributable to the Assets (except for the Data) in excess of Twenty Thousand Dollars ($20,000) unless the written permission of Buyer is first obtained, which will not be unreasonably withheld, provided however, Buyer’s permission shall not be required in the event any expenditure is made to address an emergency situation constituting a substantial and material risk to life or property.

(b)	The Properties Purchase Price shall be adjusted downward by the following:

(i) An amount equal to all sums, if any, received by Seller and Third Party Owners subsequent to the Effective Time constituting revenue from production of oil, gas and associated hydrocarbons from the Properties as well as any other revenues received by Seller subsequent to the Effective Time attributable to the Properties and that are in accordance with generally accepted accounting principles, and attributable to the period from the Effective Time to Closing Date.

(ii) Any other amount that is provided for elsewhere in this Agreement to be treated as a downward adjustment to the Properties Purchase Price or otherwise mutually agreed upon in writing by Seller and Buyer.

The Adjusted Properties Purchase Price shall initially be determined and set out in the Preliminary Settlement Statement and shall be finally determined as set out in the Final Settlement Statement.

3.3 Allocated Values. Seller and Buyer agree and stipulate that the Allocated Values set forth for the various portions of the Assets in Exhibit “C” hereto have been established for use in calculating adjustments to the Properties Purchase Price as provided herein. Seller and Buyer agree that such schedule of Allocated Values shall also be used for federal and state income tax purposes and neither Party shall take a federal or state income tax reporting position inconsistent with the allocations set forth in Exhibit “C” hereto. The Parties further agree that the allocations set forth in Exhibit “C” hereto represent reasonable estimates of the fair market values of the Properties described therein.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Each of the Sellers represents and warrant to Buyer, jointly and severally, as follows:

(a) Energytec is a Nevada corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, is qualified to conduct business in the states of Texas, Wyoming and all other states where the Big Horn Project operates, and has all requisite corporate power and authority to own and administer Energytec’s interest in the Assets prior to Closing and to carry on their business as now conducted; and BHV is in good standing in the state of Wyoming and all other states where the Big Horn Project operates, and has all requisite corporate power and authority as required by this provision.

(b) Each Seller has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by each Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of each Seller. This Agreement is, and upon its execution and delivery will be, the valid and binding obligation of each Seller and enforceable against each Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution, delivery, and performance of this Agreement by each Seller, and the consummation of the transactions contemplated herein, will not (i) conflict with or result in a breach of any provisions of the articles, bylaws or certificate of incorporation of either Seller, (ii) result in a material default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Applicable Contract, note, bond, mortgage, indenture, license, or other agreement to which Seller is a party or by which either Seller or any of the Assets may be bound, or (iii) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to Seller or any of the Assets.

(d) No authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any governmental authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by either Seller of this Agreement or the performance by either Seller of its obligations hereunder, other than those constituting Permitted Encumbrances hereunder.

(e) To the best of the knowledge of each Seller, there is no suit, action, legal, administrative or arbitration proceeding, claim, investigation, or inquiry by any Person or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), pending, except for suits filed and not yet served on either Seller, or to Seller’s knowledge, threatened against either Seller, or to which either Seller is a party, that relates to the Assets or that reasonably may be expected to have a materially adverse effect upon the ability of either Seller to consummate the transactions contemplated in this Agreement or which would have any material adverse affect upon the ownership and title to or operation of any of the Properties and Assets, except those specifically enumerated in Exhibit “I” hereto.

(f) To the best of the knowledge of each Seller, all environmental damage with respect to the Leases and/or Properties which requires remediation and which violate applicable federal or state law, rule or order relating to environmental protection, including, but not limited to those pertaining to air and water quality and/or hazardous wastes and substances, are enumerated in Exhibit “I” hereto.

(g) During the period of Seller’s ownership of operated Assets, all rentals, royalties, overriding royalty and other payments out of or on account of production due under the terms of the Leases, as well as all monetary and other obligations under all Applicable Contracts have been fully paid and/or performed and each Seller has paid its share of such payments and all development and operating expenses except for any that are currently in the process of being paid in the normal course of business and are not delinquent, and additionally, to the best of Seller’s knowledge, neither Seller is in breach or default with respect to its obligations under any Applicable Contracts. The Applicable Contracts are in full force and effect and, to the best of Seller’s knowledge, there are no violations or breaches thereof by any other parties to such contracts, and no notice has been received by either Seller that any party thereto intends not to honor its obligations thereunder.

(h) No gas production, processing or pipeline imbalances exist with respect to any of the Leases constituting a part of the Properties and neither Seller is obligated under any contract of sale of hydrocarbons which contains a “take or pay” or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.

(i) During the period of Seller’s ownership, with respect to the Properties, Seller is receiving on a current basis the payments required under the terms of all applicable gas purchase and/or gas processing contracts.

(j) To the best of the knowledge of each Seller, with respect to the Properties, Seller is receiving on a current basis the payments required under the terms of all applicable purchase contracts existing as of the Effective Time.

(k) Neither Seller is a public-utility company or a “holding company,” or a “Subsidiary Company” of a “holding company,” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, nor is Seller otherwise subject to regulation under or the restrictions of such act. Neither Seller is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is Seller otherwise subject to regulation under or the restrictions of such act.

(l) To the best of the knowledge of each Seller, each Seller has complied with the provisions and requirements of all statutes, orders, laws, ordinances, restrictions, requirements, writs, injunctions, decrees, regulations and rules promulgated by governmental authorities having jurisdiction with respect to the Assets and the Assets are being operated and maintained in compliance therewith.

(m) There are no calls on any production from the Leases in favor of third parties nor are there any restraints on assignment of any of Seller’s interests in the Assets except as set forth in Exhibit “J” attached hereto and made a part hereof.

(n) The only liens and encumbrances constituting a burden upon the Assets, to the s knowledge of each Seller and not recorded, other than the Permitted Encumbrances are those liens and encumbrances described in Exhibit “K” hereto (“Existing Encumbrances”) and all of such Existing Encumbrances shall be released at Closing insofar as they constitute a burden on the Assets.

(o) The only Authorizations for Expenditure or other existing commitments for expenditure of funds in excess of Ten Thousand Dollars ($10,000.00) relating to the Assets are those enumerated in Exhibit “L” attached hereto and made a part hereof.

(p) Seller agrees to indemnify and hold Buyer harmless from any liability for any brokers’ or finders’ fees claimed by Persons claiming through or under Seller or any Affiliate of Seller.

(q) The Assets are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(r) To the best of Seller’s knowledge, during the period of Seller’s ownership, all currently existing wells attributable to the Property Subdivisions have been drilled and completed within the limits permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of such wells and all related development and operations have been conducted in compliance with all applicable laws. As to wells drilled and completed prior to Seller’s ownership of the Properties, Seller has received no notice that any such wells completed have not been drilled and completed. To the best of Seller’s knowledge, other than within the limits permitted by contract, pooling or unit agreement, and by law, no such well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of law.

(s) To the best of the knowledge of each Seller or as set forth in Exhibit “M” hereto, there are no wells included in the Assets or located on the lands affected thereby that (i) either Seller is obligated by law or contract to currently plug and abandon or (ii) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority. To the best of Seller’s knowledge, during the period of Seller’s ownership, all wells, pits, tanks, salt water disposal facilities, pipelines, compressor units and pits, and other facilities located on the lands affected by the Assets and no longer used in connection with the ownership or operation of the Assets have been filled, plugged, removed and/or abandoned in full compliance with all applicable laws. To the best of Seller’s knowledge, there are no underground storage tanks or unlined pits in, on or underlying any of the Assets.

(t) There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the best of Seller’s knowledge, and threatened against either Seller.

(u) Except as set forth in Exhibit “N” hereto, the Assets are not subject to and no Seller is not bound by any Preference Rights.

(v) To the best of the knowledge of each Seller, each Seller has all Permits and all of the Permits are in full force and effect and all fees and charges relating thereto have been paid and all applications for renewal of the Permits have been timely filed and no modification of any Permit or application for renewal of any Permit is required for each Seller to hold such Permits. To the best of Seller’s knowledge, all filings and notices required to be made with any governmental authority with respect to the Assets have been made or given as required by law and are current, in full force and effect and are not in default.

(w) To the best of the knowledge of each Seller, each Seller has paid all Taxes on or relating to the Assets, or any production or revenue attributable thereto, which are currently due and payable as required by law prior to delinquency.

(x) None of the owners of any of the 56% WI or ORR involved have any claims, written or unwritten, with respect to the Data. All of the Data was acquired or developed by Seller prior to any assignments of interests by Seller to any one of more of the owners of the 56% WI or ORR involved. Exhibit “O” hereto contains a complete list of all persons who have received, have or have had access to the Data; the date and term of any agreement between each Seller and such persons, including the date of any supplements thereto; and a description of any rights of such persons to select additional data, assign such agreements or designate other recipients or licensees of Data.

(y) Except for the Leases, the Permitted Encumbrances and the Applicable Contracts, there are no outstanding rebates or other obligations existing under any contracts, whereby the Buyer may be or become obligated to make payments to other persons.

(z) Each Seller has fulfilled all of its obligations under all seismic survey agreements, and there are no further costs of seismic data acquisition required to be paid by the Seller to own the Data.

Seller shall immediately notify Buyer in writing in the event Seller should discover prior to Closing that any of the representations and warranties of Seller set forth above in this Section are untrue or inaccurate.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the States of Texas and has all requisite limited liability power and authority to own and operate its property and to carry on its business as now conducted.

(b) Buyer has full capacity, power, and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer, and this Agreement is, and upon its execution and delivery will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the certificate of partnership and partnership agreement of Buyer, (ii) result in a default or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, or (iii) violate any order, writ, injunction, judgment, decree, statute, rule, or regulation applicable to Buyer or any of its property.

(d) There is no suit, action, legal, administrative or arbitration proceeding, claim, investigation, or inquiry by any Person or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), pending except for suits filed and not yet served on Buyer, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, that reasonably may be expected to have a materially adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

(e) No authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any governmental authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder.

(f) Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement and Buyer agrees to indemnify and hold Seller harmless from any liability for any such fees claimed by Persons claiming through or under Buyer.

Buyer shall immediately notify Seller in writing in the event Buyer should discover prior to Closing that any of the representations and warranties of Buyer set forth above in this Section are untrue or inaccurate.

4.3 Disclaimers. The express representation and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, either statutory, express or implied, AND ARE ALL MADE WITHOUT WARRANTY OF TITLE, EITHER STATUTORY, EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE

RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OR ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (b) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (c) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, (d) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (f) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE ASSEST, INCLUDING PERSONAL PROPERTY, EQUIPMENT AND FIXTURES ARE BEING SOLD TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS”, THAT WITH RESPECT TO SUCH MATTERS BUYER IS RELYING SOLELY UPON ITS OWN INVESTIGATION AND THAT AT CLOSING BUYER WILL HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS NECESSARY, ADVISABLE OR APPROPRIATE. THE PARTIES AGREE THAT THIS PROVISION HAS BEEN NEGOTIATED AT ARMS LENGTH AND THAT THE TOTAL PURCHASE PRICE REFLECTS THE INCLUSION OF THIS PROVISION. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE 5.

CERTAIN AGREEMENTS OF BUYER AND SELLER

5.1 Access. Seller hereby gives to Buyer and its representatives (including Buyer’s employees, consultants, independent contractors, attorneys, accountants, and other advisors of Buyer) continuing reasonable access during normal business hours to all of the Properties, Assets and Records in Seller’s possession or control. Buyer shall have the right to photocopy any portion of the Records at Buyer’s expense. Upon Buyer’s written request to review additional files or data not included in the Records, Seller shall provide access to such additional files or data as are reasonably available to Seller; provided, that Seller has no obligation to provide access to, and Buyer waives all claims to inspect or review, any interpretive, predictive, confidential, private, proprietary or privileged information of Seller or its Affiliates, or information whose dissemination is in Seller’s opinion restricted by agreements between Seller and third parties. Seller may request information from other operators, lessees, and third parties, but Buyer expressly acknowledges that such other parties are not obligated to make any information available to Buyer and that Seller may have no right to require them to do so. Immediately following the execution of this Agreement, and subject to any required consent of any third Person, Seller shall grant to Buyer and its representatives the right to observe all operations on or with respect to the Properties, to inspect any and all equipment, improvements and fixtures located thereon or included therein, and the right to conduct environmental audits, inspections and investigations thereon.

5.2 Assumption of Obligations. At Closing, Buyer shall assume the obligations of Seller pertaining to all costs, obligations and liabilities arising out of or attributable to the Assets which arise from or relate to events occurring or conditions existing on or after the Effective Time or accruing after the Effective Time, excepting however, acts of gross negligence by Seller and/or obligations of Seller as Operator under any applicable operating agreement; however, Seller shall remain responsible for any obligations of Seller pertaining to all costs, obligations and liabilities arising out of or attributable to the Assets which arise from or relate to events occurring or conditions existing before the Effective Time or accruing before the Effective Time.

5.3 Cooperation. Buyer and Seller shall cooperate diligently and in good faith in carrying out the terms of this Agreement.

5.4 Legal Existence. Buyer and Seller, respectively, shall each maintain its legal status, and shall assure that as of the Closing Date, the Parties will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated herein.

5.5 Risk of Loss. Subject to the following provisions of this Section, unless this Agreement is terminated in accordance with the terms and conditions herein contained, the risk of loss, or damage to, or destruction of, the Assets will pass from Seller to Buyer at the time of the Closing. If after the execution hereof and prior to Closing any portion or portions of the Assets shall be destroyed by Casualty or taken in condemnation or under the right of eminent domain or if proceedings for such purpose shall be pending or threatened, Buyer shall have the right to elect to terminate this Agreement on or before the Closing Date if the value of all Assets affected by any one or more Casualties, takings or proceedings or threats thereof exceeds $20,000.00 in the aggregate. In the event of such termination, the Parties shall be released from any further liability under this Agreement. If this Agreement is not so terminated by Buyer, to the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking less (i) any reasonable costs and expenses incurred by Seller in collecting same and (ii) the portion applicable to the Excluded Assets.

5.6 Notification of Additional Proceedings. Each Party hereby covenants and agrees that such Party shall, after the execution hereof, promptly notify the other Party of any new suits, actions, or other proceedings of which such Party becomes aware before any court, arbitrator or governmental agency that relate to the Assets, that could reasonably be expected to impair the value of the Assets and/or could or would have an effect upon such Party’s ability to perform its obligations under the terms of this Agreement.

5.7 Operation of Assets Pending Closing. Subject to the constraints of applicable operating agreements, from the date hereof through the Closing, except as otherwise consented to or approved by Buyer in writing, Seller

(a) Shall continue to (i) operate the Assets in the ordinary course of business, in accordance with all applicable laws, rules and regulations, and (ii) maintain insurance now in force with respect to the Assets.

(b) Shall not sell, transfer, assign, convey, farmout, release, abandon or otherwise dispose of any Assets, or enter into any transaction the effect of which would be to cause Seller’s ownership interest in any of the Assets to be altered from Seller’s ownership interest as of the date of this Agreement, other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property and equipment which is replaced with personal property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets.

(c) Shall not create or permit the creation of any lien, security interest or encumbrance on any Assets.

(d) Shall not enter into any oil, gas or other hydrocarbon sales, supply, exchange, processing or transportation contract with respect to the Assets which is not terminable without penalty or detriment on notice of sixty (60) days or less.

(e) Shall not voluntarily relinquish any Seller’s position as operator with respect to the Assets.

5.8 Termination of Letter of Intent. Upon execution of this Agreement by both of the Parties, the Letter of Intent shall be deemed for all purposes to be terminated and no longer in force or effect.

ARTICLE 6.

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions (except as expressly provided):

6.1 Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

6.2 Performance. Seller shall have performed or complied in all material respects with the obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date. Specifically, Seller shall have remediated to Buyer’s sole satisfaction all environmental issues set out on Exhibit “I” hereto.

6.3 No Legal Proceedings. No suit, action, or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

6.4 Authorizations. Seller and Buyer, as the case may be, shall have received all written consents, authorizations, and approvals, if any, required by any applicable laws, rules, or regulations of any federal or state governmental or administrative body concerning the transactions contemplated herein, which the failure to obtain will or could prohibit or impair (i) the consummation of any transaction contemplated by this Agreement, (ii) Buyer’s ownership or operation of any or all of the Assets, or (iii) have a material adverse effect on the Assets.

6.5 Certificate. Buyer shall have received from Seller a certificate dated and effective as of the Closing Date, executed by duly authorized representatives of each Seller, certifying to Buyer that each Seller has met the conditions contained in Sections 6.1, 6.2, and 6.4. Such certificate shall be accompanied by a copy of the resolutions of the Board of Directors of each corporate Seller pertaining to the transactions contemplated in this Agreement.

6.6 Upward Purchase Price Adjustments. Upward adjustments to the Purchase Price (if any) pursuant to this Agreement do not exceed five percent (5%) of the Total Purchase Price.

6.7 Affidavit of Non-Foreign Status. Buyer shall have received an Affidavit of Non-foreign Status, substantially in the form attached hereto as Exhibit “P” hereto, which has been properly executed by or on behalf of Seller.

6.8 Casualty or Condemnation. Buyer shall not have elected to terminate this Agreement pursuant to Section 5.5.

6.9 Release of Liens. Seller shall have delivered to Buyer a Release or Partial Release in recordable form acceptable to Buyer and its counsel of the liens and encumbrances enumerated in Exhibit “K” attached hereto and made a part hereof insofar as same constitute a burden upon the Assets or any part thereof. With respect to each such Release or Partial Release, in the event that same is not executed by all of the lenders/mortgagees, then Seller shall deliver to Buyer an opinion of counsel in form acceptable to Buyer from the lead lender’s counsel evidencing the authority of the lead lender to execute the Release or Partial Release on behalf of all of the lenders.

6.10 Funding. Prior to the Closing, Buyers shall secure funding in an amount and on terms that are acceptable to Buyer to enable Buyer to pay the Total Purchase Price.

6.11 Minimum Interests. Buyer shall not be obligated to consummate the transactions contemplated by this Agreement unless Buyer is satisfied that it will receive title to the Properties owned by the Third Party Owners as follows: (a) at least eighty percent (80%) of the Working Interests owned by the Third Party Owners, and (b) at eighty percent (80%) of the Overriding Royalty Interests owned by the Third Party Owners.

6.12 Ratification Agreement. Each Third Party Owner shall execute an instrument, in form and content reasonably acceptable to Buyer, ratifying the terms and conditions of this Agreement, confirming ownership of the portion of the Assets owned by such Third Party Owner, and waiving any interest in or to any part of the Data Purchase Price.

ARTICLE 7.

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to Closing of each of the following conditions (except as expressly provided):

7.1 Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

7.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No suit, action, or other proceeding shall be pending before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

7.4 Authorizations. Seller shall have received and may not waive the right to receive for the purposes of Closing all written consents, authorizations, and approvals, if any, required by any applicable laws, rules, or regulations of any federal or state governmental or administrative body concerning the transactions contemplated herein, which the failure to obtain will, or could, prohibit or impair Buyer’s ownership or operation of any or all of the Assets or have a material adverse effect on the Assets. Seller shall have received and may not waive the right to receive for the purposes of Closing all written consents, authorizations, and approvals, if any, required by any third party having any rights and/or interests in the Assets concerning the transactions contemplated herein, which the failure to obtain will, or could, prohibit or impair Buyer’s ownership or operation of any or all of the Assets or have a material adverse effect on the Assets.

7.5 Certificate. Seller shall have received from Buyer a certificate, dated and effective as of the Closing Date, executed by a duly authorized officer of Buyer, certifying to Seller that Buyer has met the conditions contained in Sections 7.1, 7.2 and 7.4. Such certificate shall be accompanied by a copy of the resolutions of the Board of Managers of Buyer pertaining to the transactions contemplated in this Agreement.

7.6 Downward Properties Purchase Price Adjustments. Downward adjustments to the Properties Purchase Price (if any) pursuant to this Agreement shall not exceed five percent (5%) of the Adjusted Properties Purchase Price.

In the event that any of the conditions set forth above in this Article are not fulfilled prior to Closing, then in that event, Seller, in its sole and absolute discretion, may terminate this Agreement, and same shall be deemed to be null and void and the Confidentiality Agreement referenced in Section 5.8 shall continue to be in force and effect.

ARTICLE 8.

CLOSING

8.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale and purchase of the Data and the Assets pursuant to this Agreement (the “Closing”) shall occur on the Closing Date.

8.2 Place of Closing. The Closing shall be held at the offices of Buyer’s counsel, Glast, Phillips & Murray, P.C., 13355 Noel Road, Suite 2200, Dallas, Texas 75240.

8.3 Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth an estimate of the Adjusted Purchase Price, reflecting each adjustment made in accordance with Section 3.2 of this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as herein provided.

8.4 Failure to Close. If the conditions specified in Articles 6 and 7 have been satisfied or waived by the applicable Parties on or before the Closing Date, and either Party fails to close the transactions contemplated herein on the Closing Date, the Party failing to close shall be deemed to have breached the obligations such Party has undertaken hereunder to perform at the Closing, and any Party desiring to close the transactions contemplated hereunder shall have the right to pursue any legal and/or equitable remedy available against the Party refusing to close the transactions contemplated hereunder, including, but not limited to, specific performance. Any Party found to have wrongfully refused to close the transactions contemplated hereunder shall be liable for all costs and reasonable attorney’s fees of the other Party in enforcing the terms of this Agreement.

8.5 Closing Obligation. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall deliver to Buyer the original executed Assignments and Seller shall execute and deliver to Buyer such other instruments as may be required to convey the Properties to Buyer in accordance with this Agreement.

(b) Seller shall deliver or make arrangements to be delivered to Buyer all of Seller’s right, title and interest in and to the Data, and (b) all documents, records, maps, seismic interpretations and data, logs, scout tickets, engineering data, will files, land, accounting and marketing contracts, files and records (the “Records”) that relate to, describe or affect the Assets.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement setting out all adjustments to the Properties Purchase Price as of the Closing Date.

(d) Buyer shall deliver to Seller or to the lienholder as agreed between the Parties, to the accounts and in the amounts designated by Seller in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Total Purchase Price reflected in the Preliminary Settlement Statement agreed upon by the Parties.

(e) Seller shall deliver to Buyer the certificates referred to in Section 6.5.

(f) Seller shall deliver to Buyer the items referred to in Section 6.9.

(g) Seller shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets after the Closing Date.

(h) Buyer shall deliver to Seller the certificate referred to in Section 7.5.

(i) Energytec shall provide Buyer with executed change of operator forms on all wells (active or inactive) operated by Energytec on the Properties as required by applicable law in the jurisdiction where the Property is located, to effect a change of operator for the Properties, subject to any applicable operating agreement with non-selling co-owners.

(j) Immediately after the Closing, Buyer shall notify all non-operators, oil and gas buyers, governmental agencies and royalty owners that it has purchased the Properties and Seller and Buyer shall execute any necessary transfer orders.

(k) Third Party Owners shall delver to Buyer such documents and assignments as Buyer shall reasonably request.

(l) The Escrow Agreement, if required pursuant to the terms of this Agreement, shall be executed by the Parties and delivered to the Escrow Agent.

8.6 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated in the following instances:

(a) By either Buyer or Seller if any condition set forth above shall not be satisfied at the Closing.

(b) By the mutual written agreement of Buyer and Seller.

8.7 Return of Information. If this Agreement is terminated, Buyer shall return to Seller all information and material delivered to Buyer by Seller pursuant to the terms of this Agreement.

ARTICLE 9.

POST-CLOSING MATTERS

9.1 Final Settlement Statement. As soon as practicable following Closing, but in no event later than ninety (90) days after Closing, a final accounting statement will be prepared by Seller, subject to verification by Buyer, based on actual income and expenses between the Effective Time and the Closing Date and which takes into account all final adjustments made to the Properties Purchase Price (the “Final Settlement Statement”). The Final Settlement Statement shall set forth the actual proration of the amounts as required by this Agreement. Notwithstanding the foregoing, failure to agree to such Final Settlement Statement shall not absolve either party from liability should such accounting and adjustment not be timely made and agreed to. The Final Settlement Statement shall set out the Adjusted Total Purchase Price as redetermined by making the final adjustments to the Total Purchase Price as required in Section 3.2 above, expressly excluding, however, the effect of any income and/or franchise taxes. If the amount paid at Closing exceeds the Adjusted Total Purchase Price as reflected in the Final Settlement Statement, then the excess amount shall be paid by Seller to Buyer within twenty (20) Business Days of execution of the Final Settlement Statement by the Parties. If the amount paid at Closing is less than the Adjusted Total Purchase Price as reflected in the Final Settlement Statement, then the deficiency shall be paid by Buyer to Seller within twenty (20) Business Days of execution of the Final Settlement Statement by the Parties. Any sum shown by the Final Settlement Statement to be due shall be paid within the specified time in cash or by direct bank or wire transfer in same day funds with interest thereon from the date due at 6% per annum until paid. The Party shown to owe any sum in the Final Settlement Statement shall have discharged its obligation to the other party concerning the payment of sums due upon its disbursement thereof in accordance with instructions set forth in the Final Settlement Statement; provided however, the Parties shall expressly reserve the right to audit (a) all costs, expenses and revenues taken into account in determining any difference between the Total Purchase Price and the Adjusted Total Purchase Price at any time same is adjusted pursuant to the terms hereof and (b) all cost, expense and/or revenue items paid or accrued by either Party attributable to the Assets after the Effective Time. The Parties right to audit as set forth in this subsection shall remain in force for a period of five (5) months after the Final Settlement Statement is delivered.

9.2 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

ARTICLE 10.

TITLE MATTERS

10.1 Existing Property Defects. For purposes of this Agreement, the term “Property Defect” means any lien, security interest, pledge, collateral assignment, charge, contract, agreement, option, irregularity, Preference Right, call, obligation, restriction, condition, reservation encroachment, default, deficiency, defect or other encumbrance or defect or irregularity of title (other than and except for the Permitted Encumbrances) that would cause title to any portion of the Purchased Percentage of any of the Properties or any Property Subdivision thereof not to be a Defensible Title. The only currently existing Property Defects of which the Parties are aware at the time of execution of this Agreement are enumerated in Exhibit “Q” attached hereto.

10.2 Property Defects and Related Adjustments. From time to time on or before the Closing Date, but in no event later than one year after Closing, Buyer may give Seller written notice of any additional claimed Property Defect. Each such Property Defect shall set forth (a) a brief description of the matter constituting the claimed Property Defect and the Asset affected thereby, (b) the title opinions, other reports of experts or other documentation on which Buyer’s assertion of a Property Defect is based and (iii) such supporting documents reasonably necessary for Seller (or a title attorney or other expert retained by Seller) to verify the existence of any such Property Defect. All additional Property Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes of this Article X. Seller shall endeavor in good faith to cure each such Property Defect prior to the Closing if the cost to cure such reasonably shall exceed the negative value of Property Defect.

ARTICLE 11.

ARBITRATION

Any disagreement, difference, or dispute between the Parties arising under or by reason of this Agreement shall be resolved by arbitration in accordance with this Article. If either Party determines that arbitration is necessary, Seller and Buyer jointly shall select as an arbitrator an individual who is acknowledged by both Parties to be an expert with respect to oil and gas land and legal issues and who has at least ten (10) years experience in the oil and gas industry; provided that, with respect to any such matter involving Final Settlement Statement disagreements, such arbitrator shall be an individual who is also acknowledged by both Parties to be knowledgeable with respect to oil and gas accounting related matters. Such individual shall be the sole arbitrator to hear and decide the matters that are in dispute under this Agreement. If Seller and Buyer are unable mutually to agree upon such an individual within seven (7) business days following delivery by either Party to the other of written notice of intent to submit any such dispute to arbitration, then either Seller or Buyer, or both of such Parties, may in writing request that the United States District Court for the Northern District of Texas appoint the arbitrator. If any arbitrator selected under this Article should die, resign, or otherwise be unable to perform his duties hereunder, a successor arbitrator shall be selected pursuant to the procedures set forth in this Article. The decision of the arbitrator shall be binding on the Parties and, if necessary, may be enforced in any court of competent jurisdiction. The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer. Any arbitration hearing shall be held in Dallas, Texas. The arbitration hearing shall commence no later than ten (10) days after the selection of the arbitrator. In fulfilling his duties, the arbitrator shall be bound by the terms and provisions of this Agreement including, without limitation, the manner of calculating Property Defect amounts set forth herein, but may also consider such other matters as, in the opinion of the arbitrator, are necessary or helpful to make a proper determination. In addition, the arbitrator may consult with and engage, at the joint expense of Seller and Buyer, disinterested third parties (including, without limitation, petroleum engineers and consultants) to advise the arbitrator. The arbitrator shall not have any authority to award indirect, consequential, exemplary or punitive damages. The arbitrator shall issue his final determination of all issues no later than ten (10) days after the conclusion of the arbitration hearing. Matters not specifically provided for in this Article shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

ARTICLE 12.

SURVIVAL: INDEMNIFICATION

12.1 Survival. Except as otherwise provided herein, the liability of Buyer and Seller under each of their respective representations, warranties, indemnities and covenants shall survive the Closing and shall remain effective for a period of four (4) years from the Closing Date.

12.2 Indemnities of Seller. After the Closing, Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save and hold harmless, discharge and release Buyer and its partners, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) Any breach of any representation or warranty of Seller set forth in this Agreement; and

(b) Any acts, omissions, claims, causes of action and/or judgments arising prior to the Effective Time not expressly assumed by Buyer; and

(c) Any failure of Seller to duly perform or comply with any material agreement or condition set forth in this Agreement to be performed or complied with by Seller; and

(d) Any fees or commissions of brokers or finders retained or engaged by Seller relating to the transactions contemplated in this Agreement.

12.3 Indemnities of Buyer. After the Closing, Buyer shall assume, be responsible for, shall pay on a current basis, and shall indemnify, save and hold harmless, discharge and release Seller and its respective partners/stockholders, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) Any breach of any representation, warranty or agreement of Buyer under this Agreement; and

(b) Any liabilities or obligations assumed by Buyer pursuant to this Agreement from and after the Effective Time; and

(c) Any failure of Buyer to duly perform or comply with any material agreement or condition set forth in this Agreement to be performed or complied with by Buyer including any and all claims, costs, damages and liabilities arising under applicable state, federal securities laws in connection with such acts or omissions; and

(d) Any fees or commissions of brokers or finders retained or engaged by Buyer relating to the transactions contemplated in this Agreement; and

(e) The duty or obligation to pay and deliver royalties, overriding royalties and other interests burdening the Assets from and after the Closing Date; and

(f) The duty or obligation of gas balancing (by mcf, by mmbtu or by cash) of over production or under production from and/or attributable to the Assets from and after the Closing Date; and

(g) The costs and expenses incurred in the ordinary course of the operation of the Assets from and after the Closing Date pursuant to the terms and provisions of any and all of the Leases, the Outstanding Contracts and Assignments and the Applicable Contracts, together with other commitments to which the Assets are subject; and

(h) The costs and expenses of any and all recording fees and similar costs incurred and/or imposed upon, or with respect to the Assignments; and

(i) The obligation to comply with all laws and all governmental rules, orders and regulations with respect to operations of the Assets, including, without limitation, to the abandonment of all wells and/or the abandonment of equipment, including, were applicable, the plugging of wells, the compliance with all laws, rules or regulations regarding inactive or unplugged wells, including bonding requirements, and cleaning up the surface to return lands as nearly as possible to their pre-leased condition and including, without limitation, to all applicable federal and state laws pertaining to environmental matters in effect from and after the Closing Date, all of the foregoing covenants, duties, obligations and responsibilities described and/or referred to in subparagraphs (a). through (h)., inclusive, above, being hereinafter referred to collectively as “Buyer’s Obligations”. In connection with the performance of Buyer’s Obligations, BUYER, ITS SUCCESSORS AND ASSIGNS, SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, AT THE SOLE COST, RISK AND EXPENSE OF BUYER, ITS SUCCESSORS AND ASSIGNS, PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER INDEMNIFIED PARTIES, THEIR RESPECTIVE HEIRS OR OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES, PARENTS, SUBSIDIARIES, AFFILIATED COMPANIES, HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS, HARMLESS FROM AND AGAINST (AND TO REIMBURSE IN CASH TO SELLER INDEMNIFIED PARTIES, THEIR RESPECTIVE HEIRS OR SUCCESSORS AND ASSIGNS, WITH RESPECT TO) ANY AND ALL COSTS, EXPENSES, COSTS OF CLEAN UP, COSTS OF REMOVAL OR MODIFICATION OF FACILITIES, COSTS OF PLUGGING WELLS, LOSSES, LIABILITIES, DAMAGES, FINES, PENALTIES, CHARGES, CLAIMS, DEMANDS, LAWSUITS, CAUSES OF ACTION, APPEALS, JUDGMENTS AND DIMINUTIONS IN VALUE, OF ANY AND EVERY KIND, NATURE AND/OR CHARACTER, INCLUDING COURT COSTS, ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING AND/OR DEFENDING SAME, WHETHER OR NOT RESULTING IN ANY LIABILITY, KNOWN OR UNKNOWN, FIXED OR CONTINGENT, ASSERTED AGAINST OR INCURRED BY SELLER INDEMNIFIED PARTIES, OR THEIR RESPECTIVE HEIRS OR SUCCESSORS OR ASSIGNS, EITHER DIRECTLY OR INDIRECTLY, WHICH ARE AND/OR WHICH MAY BE BROUGHT BY ANY AND ALL PERSONS AND/OR PARTIES (INCLUDING, WITHOUT LIMITATION, TO SELLER INDEMNIFIED PARTIES’ AND BUYER’S RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES AND ANY AND ALL PRIVATE CITIZENS, PERSONS, ORGANIZATIONS, AND ANY AGENCY, BRANCH OR REPRESENTATIVE OF FEDERAL, STATE OR LOCAL GOVERNMENT) ON ACCOUNT OF ANY PERSONAL INJURY, DEATH, DAMAGE, DESTRUCTION, LOSS OF PROPERTY OR CONTAMINATION OF NATURAL RESOURCE (INCLUDING, WITHOUT LIMITATION, SOIL, AIR, SURFACE WATER OR GROUND WATER) RESULTING FROM, ARISING OUT OF, CAUSED BY OR CONNECTED WITH ANY ACTS, OMISSIONS, EVENTS OR CIRCUMSTANCES OCCURRING FROM AND AFTER THE Closing Date, INCLUDING, WITHOUT LIMITATION, TO THE PRESENCE, DISPOSAL OR RELEASE OF ANY MATERIAL OF ANY KIND IN, ON OR UNDER THE PROPERTIES OR OTHER PROPERTY (WHETHER NEIGHBORING OR OTHERWISE) AT ANY TIME, OR FROM TIME TO TIME, BY REASON OF OR ARISING OUT OF THE BREACH OF (WHETHER MATERIAL OR NOT) OF ANY OF BUYER’S OBLIGATIONS, AS TO ACTS, OMISSIONS, EVENTS OR CIRCUMSTANCES OCCURRING FROM AND AFTER THE

CLOSING DATE. BUYER’S INDEMNIFICATION OBLIGATIONS WHICH ARE CONTAINED IN THIS PARAGRAPH SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO, (i) THE NEGLIGENCE OF BUYER AND ALL OTHER THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE OR CONCURRENT, (ii) STRICT LIABILITY AND (iii) LIABILITIES OR OBLIGATIONS UNDER ANY APPLICABLE FEDERAL OR STATE LAW.

12.4 Notice of Claims, Defense: Settlement. Upon the discovery by any Party entitled to indemnification under this Article of facts giving rise to a claim for indemnification hereunder, including the receipt by any such Party of notice of any claim, demand, action, cause of action, suit, or controversy, judicial or otherwise, by any third party, the Party entitled to indemnification shall give prompt written notice of any such claim to the other Party. For purposes of this Article, the Party giving notice of a claim and requesting indemnification shall be referred to as the “Indemnified Party” and the other Party receiving notice of a claim and from which indemnification is sought, shall be referred to as the “Indemnifying Party.” Each such notice shall set forth the facts known to the Indemnified Party pertaining to the claim and shall specify the manner in which the Indemnified Party proposes to respond to the claim. Within ten (10) days of the receipt by the Indemnifying Party of such notice, the Indemnifying Party shall state in writing to the Indemnified Party: (a) whether the Indemnified Party may proceed to respond to the claim in the manner set forth in its notice, or (b) whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense, or settlement of the claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party assumes control of the claim, the Indemnified Party shall at all times have the right to participate in the defense thereof and to be represented, at its sole expense, by counsel selected by it. No such claim shall be compromised or settled by either the Indemnifying Party or the Indemnified Party, as applicable, in any manner that might adversely affect the interest of the other Party without the prior written consent of such other Party; provided that, the Indemnified Party shall have the right to pay or settle any such claim by a third Person provided, further, that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party for such claim. As a condition precedent to indemnification under this Article, up to the amount of indemnification, the Indemnified Party shall assign to the Indemnifying Party, and the Indemnifying Party shall become subrogated to, all rights, claims, and causes of action of the Indemnified Party against third Persons arising out of or pertaining to the matters for which the Indemnifying Party shall provide indemnification. The amount of the Indemnified Party’s claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the Indemnified Party pertaining to the claim.

12.5 The Deductible. No Indemnified Party shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representations of the Indemnifying Party contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (b) the breach of, or failure to perform or satisfy any of the covenants of the Indemnifying Party set forth in this Agreement or in any other agreement, instrument document or certificate executed or delivered in connection with this Agreement; or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement until the aggregate amount of the Liabilities for such breaches actually suffered by the Indemnified Party exceeds $10,000.00 per item, and then only to the extent of such excess, up to but not exceeding $25,000.00.

12.6 No Action Clause. No Indemnified Party shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the Indemnifying Party to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

12.7 Mitigation Obligation. Each Indemnified Party shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection wherewith.

12.8 Waiver of Representations and Consumer Rights. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND THE DOCUMENTS TO BE EXECUTED BY SELLER AT CLOSING ARE EXCLUSIVE AND ARE IN LIEU OF, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES AND BUYER HEREBY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, UNDER TEXAS LAW, WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND THE DOCUMENTS TO BE EXECUTED BY SELLER AT CLOSING SELLER DOES NOT MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, UNDER TEXAS LAW, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITIONS OF ANY OF THE ASSETS. SELLER DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, OR FOR CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN. ANY ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES OR APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS, “AS IS, WITH ALL FAULTS”. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE DOCUMENTS TO BE EXECUTED BY SELLER AT CLOSING PURSUANT TO THIS AGREEMENT. Buyer HEREBY EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED BUSINESS AND COMMERCE CODE, AND Buyer REPRESENTS TO Seller THAT BUYER WILL PRESENT AT CLOSING THE NECESSARY AND LEGALLY SUFFICIENT WRITTEN WAIVER AND AUTHORITY FROM Buyer’s ATTORNEY(S) TO EFFECTUATE SUCH WAIVER, the form of which waiver is set forth on Schedule 12.8 hereto.

12.9 Waiver of Right to Rescission. Except as otherwise provided in this Agreement, Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement after the Closing Date or any of the transactions contemplated hereby.

12.10 Notifications. Seller will notify Buyer promptly after the discovery by Seller that any representation or warranty of either Buyer or Seller contained in this Agreement is, becomes or will be untrue in any material respect on the Closing Date. Buyer will notify Seller promptly after the discovery by Buyer that any representation or warranty of either Buyer or Seller contained in this Agreement is, becomes or will be untrue in any material respect on the Closing Date.

ARTICLE 13.

MISCELLANEOUS

13.1 Exhibits. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

13.2 Taxes and Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer, except that Seller shall be responsible for any such fees and expenses incurred by Seller in connection with title curative efforts of Seller. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred by or imposed on Seller with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, excise, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest), and assessed against the Assets by any taxing authority relating to the period of time prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority relating to any period of time beginning on or after the Effective Time. The foregoing proration of ad valorem and other property taxes shall be accomplished at the Closing.

13.3 Preparation of Agreement. Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.4 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, however, in the event either Party is required to issue a press release or other public announcement, such Party may do so without consultation with, or the written consent of the other Party but only if (i) such consultation or prior written consent is not reasonably possible; and (ii) immediately after such release or announcement, the releasing or announcing Party supplies to the other Party a copy of such release or announcement, if written, or if oral, a summary thereof.

13.5 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

(a)	If to Seller:

Energytec, Inc. and Big Horn Ventures, Inc.

14785 Preston Road, Suite 550

Dallas, Texas 75254

Attn: Don Lambert, President

Telephone: 972-789-5138

Facsimile: 972-789-5138

(b)	If to Buyer:

Big Horn Oil LLC

c/o Jarrell B.Ormand

Registered Agent

13355 Noel Road, Suite 2200

Dallas, Texas 75240

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or if transmitted by facsimile transmission, upon receipt of the oral or written confirmation of receipt. The Parties hereto may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section.

13.6 Entire Agreement; Conflicts. THIS AGREEMENT AND THE EXHIBITS HERETO, AS WELL AS THE OTHER DOCUMENTS REFERRED TO HEREIN AND EXECUTED CONTEMPORANEOUSLY HEREWITH COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION.

13.7 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors, and assigns. Except as otherwise specified in this Agreement, no other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

13.8 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

13.9 Waiver: Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.10 Governing Law. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES

THEREOF. NOTWITSTANDING THE FOREGOING, THE PARTIES AGREE THAT ALL MATTERS INVOVLING TITLE AND TRANSFER OF TITLE WITH RESPECT TO THE ASSETS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING.

13.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.12 Damages. Neither Party shall be entitled to recover any consequential, including lost profits, damages from any breach arising out of this Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of October     , 2006.

BUYER:	SELLER:

BIG HORN OIL, LLC.	ENERGYTEC, INC.

By:	By:
R.M. Barnes Managing Director	Don Lambert, President

BIG HORN VENTURES, INC.

By:
Don Lambert, President

EXHIBITS AND SCHEDULES

Exhibit “A” – The Leases

Exhibit “B” – Third Party Owners

Exhibit “C” – Allocated Values

Exhibit “D” – The Assignments

Exhibit “E” – Purchased Percentages

Exhibit “F” – Outstanding Contracts and Assignments

Exhibit “G” – Property Subdivision

Exhibit “H” – Data and Agreements with Confidentiality Arrangements

Exhibit “I” – Pending Claims

Exhibit “J” – Calls on Production

Exhibit “K” – Existing Encumbrances

Exhibit “L” – Authorizations for Expenditures

Exhibit “M” – Plugging Demands

Exhibit “N” – Preference Rights

Exhibit “O” – Identity of Persons Having Access to Data

Exhibit P – Affidavit of Non-Foreign Status

Exhibit Q - Existing Property Defects

Schedule 3.1 – Recipients of the Adjusted Purchase Price

Schedule 3.1A – Escrow Agreement

Schedule 12.8 – Waiver of Texas Deceptive Trade Practices Act